Exhibit 4.38

Warrant No. B-

IASO PHARMA INC.
COMMON STOCK WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS WARRANT IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THIS WARRANT MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT.

This certifies that __________________ (the “Holder”), its designees or permitted assigns, subject to the terms and conditions set forth herein, at any time after the Qualified IPO (as hereinafter defined) and prior to the Expiration Date (as defined below), is entitled to purchase from IASO Pharma Inc., a Delaware corporation (the “Company”), that number of fully-paid and non-assessable shares (subject to adjustment as provided herein) (the “Warrant Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), equal to (i) $__________________, divided by (ii) the price at which shares of Common Stock are sold in a Qualified IPO (as defined below) (the “IPO Price”), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment of the aggregate Exercise Price (as defined below) for the number of Warrant Shares for which this Warrant is being exercised determined in accordance with the provisions hereof. For purposes hereof, “Qualified IPO” means the consummation of an underwritten initial public offering by the Company of shares of Common Stock resulting in aggregate net cash proceeds (after commissions and other expenses) to the Company of at least $10,000,000.  The exercise price (the “Exercise Price”) per Warrant Share issuable pursuant to this Common Stock Warrant shall be equal to the IPO Price.

This Warrant is issued subject to the following terms and conditions:

1.

Exercise, Issuance of Certificates.  Subject to Section 3(f) and Section 14 hereof, the Holder may exercise this Warrant, at any time or from time to time, during the period (a) commencing on the Qualified IPO and (b) expiring at 5:00 p.m. (Eastern Time) on April 29, 2016 (the “Expiration Date”). The Holder may exercise this Warrant on or prior to the Expiration Date for all or any part of the Warrant Shares (but not for a fraction of a share) that may be purchased hereunder, as that number may be adjusted pursuant to Section 3 of this Warrant. The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed and executed Form of Subscription delivered, and payment made for such Warrant Shares (such date, a “Date of Exercise”). Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised, but in any event not later than three (3) business days following the Date of Exercise (the “Share Delivery Date”). Notwithstanding the foregoing, to the extent that (i) the Company’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (ii) Warrants Shares so purchased do not require the placement of any legends restricting transfer of such Warrant Shares pursuant to Section 6 hereof, upon the request of the Holder, the Company Shall credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system by the Share Delivery Date. In case of a purchase of less than all the Warrant Shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver to the Holder hereof within a reasonable time a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under the Warrant surrendered upon such purchase; provided, however, in no event shall the Holder be required to return this Warrant to the Company in connection with any exercise hereof. Each stock certificate so delivered shall be registered in the name of such Holder and issued with a legend in substantially the form of the legend placed on the front of this Warrant (except as set forth in Section 6 hereof).

(a)

The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof (a “Share Delivery Failure”). The Company will reimburse the Holder for any and all losses, damages and/or out-of-pocket expenses incurred by the Holder in connection with any Share Delivery Failure.

(b)

Payment of Exercise Price. The Holder shall pay the Exercise Price by delivering immediately available funds to the Company.

2.

Shares to be Fully Paid; Reservation of Shares.  The Company covenants and agrees that all Warrant Shares, will, upon issuance and payment of the applicable Exercise Price, be duly authorized, validly issued, fully paid and nonassessable, and free of all preemptive rights, liens and encumbrances, except for restrictions on transfer provided for herein.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor (“Required Reserve Amount”). If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall as soon as practicable take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the vote or written consent of its shareholders for the approval of an increase in the number of authorized shares of Common Stock and provide each shareholder with an information statement with respect thereto or (y) hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the shareholders that they approve such proposal.

3.

Adjustment of Exercise Price and Number of Shares . The Exercise Price and the total number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(a)

Subdivision or Combination of Stock. In the event the outstanding shares of the Company’s Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the date hereof into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares issuable hereunder proportionately increased. Conversely, in the event the outstanding shares of the Company’s Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the date hereof into a lesser number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable hereunder proportionately decreased.

(b)

Reclassification. If any reclassification of the capital stock of the Company or any reorganization, consolidation, merger, or any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the business and/or assets of the Company (the “Reclassification Events”) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such Reclassification Event, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities, or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any Reclassification Event, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares), shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise hereof.

(c)

Distributions of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction other than a dividend or distribution payable solely in shares of Common Stock for which an adjustment is made pursuant to Section 3(a)) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(i)

any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Closing Bid Price (as defined below) of the shares of Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Closing Bid Price of the Common Shares on the trading day immediately preceding such record date; and

(ii)

the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (i).

(iii)

“Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the principal securities exchange or trading market where such security is listed or traded (the “Principal Market”), as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg. If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d)

Other Events. If any event occurs of the type contemplated by the provisions of this Section 3 but not expressly provided for by such provisions, then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 3(e) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 3.

(e)

Notice of Adjustment. Upon any adjustment of the Exercise Price or any increase or decrease in the number of Warrant Shares, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be prepared and signed by the Company’s Chief Financial Officer and shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(f)

Sale of the Company. Notwithstanding any other provision of this Section 3, following the Qualified IPO, upon the consummation by the Company (in one or a series of related transactions) of a merger, consolidation, sale or transfer of more than fifty percent (50%) of the Company’s capital stock or all or substantially all of the Company’s assets determined on a consolidated basis (a “Fundamental Transaction”), this Warrant shall terminate ninety (90) days following such consummation; provided that the Holder has the right to exercise this Warrant pursuant to its terms during such 90-day period. In addition, in the event of a Fundamental Transaction, at the request of the Holder delivered before the ninetieth (90th) day after the consummation of such Fundamental Transaction, the Company (or the Company’s successor) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) business days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg Financial Markets determined as of the day of the closing of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non cash consideration, if any, being offered in the Fundamental Transaction and (iv) a 365 day annualization factor.

4.

No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof the right to vote or to consent to receive notice as a stockholder of the Company on any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

5.

Compliance with the Act. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant is being acquired for its own account and not for any other person or persons, for investment purposes and that it will not offer, sell, or otherwise dispose of this Warrant except under circumstances which will not result in a violation of the Act or any applicable state securities laws.

6.

Limited Transferability. The Holder represents that by accepting this Warrant it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof. The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available. Notwithstanding the foregoing or anything contained herein to the contrary, if the resale of the Warrant Shares by the Holder is covered by an effective registration, then upon exercise of this Warrant the Company shall deliver such Warrant Shares to the Holder free of any restrictive legends.

7.

Amendment, Waiver, etc. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

8.

Notices. Any notice, request, or other document required or permitted to be given or delivered to the Holder or the Company shall be in writing and delivered, if to the Holder, to the Holder’s address set forth in the Company’s records and, if to the Company, to the Company’s principal executive office.

9.

Governing Law; Jurisdiction. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without regard to the conflicts of laws provisions thereof. The parties consent to the exclusive jurisdiction of the state and federal courts located in New York County, New York for any action, suit or proceeding arising hereunder.

10.

Lost or Stolen Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

11.

Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective Exercise Price on the date the Form of Subscription is received by the Company.

12.

Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder.  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

13.

Severability of Provisions. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

14.

Ownership Limitation. The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, or Form 10-Q or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. By written notice to the Company, the Holder may from time to time decrease the Maximum Percentage to any other percentage specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 14 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Remainder of Page Intentionally Left Blank; Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of this 29th day of April, 2011.

IASO PHARMA INC.

By:

Name: Matthew A. Wikler

Title: President and Chief Executive Officer

Signature Page—Common Stock Warrant

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

IASO Pharma Inc.

The undersigned, the holder of the attached Common Stock Warrant, hereby elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                                       shares of Common Stock of IASO Pharma Inc. and such holder herewith makes payment of $_________ therefor.

The undersigned requests that certificates for such shares be issued in the name of, and delivered to:
whose address is:                                                                                                                                                              .

DATED:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Name:

Title: